Exhibit 99.1

Dayton, OH

February 9, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

FRIDAY, FEBRUARY 9, 2007

MTC TECHNOLOGIES, INC. REPORTS UPDATED 2006 GUIDANCE

DAYTON, OH, February 9 – MTC Technologies, Inc. (NASDAQ Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, today updated their full year guidance for the year ended December 31, 2006. As previously announced, the company anticipates reporting final 2006 results pre-market opening on February 27, 2007, followed by a conference call on the same day at 10:00 AM EST.

The Company announced that it expects to achieve its full year 2006 revenue guidance of $405—$420 million but will fall short of its previously reported full year diluted earnings per share guidance of $1.23 to $1.30. The Company narrowed its full year 2006 revenue guidance to range between $414 and $416 million. Diluted earnings per share are now expected to range between $1.19 and $1.20 per share. This revised guidance reflects a termination for convenience by the government of certain elements of the MH-53 program. The termination of the MH-53 “J” to “M” modification program resulted in an after-tax charge of approximately $600,000 or $0.04 per diluted share for the fourth quarter of 2006.

The cancellation is due to the government’s decision to accelerate the retirement of the MH-53 and recapitalize and modernize its Special Operations Forces (SOF) and Combat Search and Rescue (CSAR) roles for infiltration, exfiltration, resupply, and recovery of Special Ops personnel and rescue of military forces, as well as, extend the range for world wide operations.

Mark Brown, MTC Chief Operating Officer, commented, “While this program termination is disappointing, we will continue to improve our capability to support the Air Force in the tasks of modernization, sustainment, and technology insertion. MTC’s overall fundamentals remain strong and we feel that we are well positioned to meet our long-term growth objectives.”

This guidance reflects the Company view as of February 9, 2007. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

MTC, through its wholly owned subsidiaries, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #54 of “America’s 200 Best Small Companies 2006,” by

Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC, with its subsidiaries, employs approximately 3,000 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at www.mtctechnologies.com.

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.